FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                                     OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: Enhanced Index Trust (EIT)

Address of Principal Business Office:  555 North Street Suite 6160
                                       Conshohocken, PA 19428

Telephone Number: 610-832-1061

Name and address of Agent for Service: Terence P. Smith
                                       555 North Street Suite 6160,
                                       Conshohocken, PA 19428
Check appropriate box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing on Form N-8A YES (X) NO ( )

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor of the Registrant has caused this Notification of Registration to be signed on behalf of the Registrant in the City of Conshohocken, State of Pennsylvania on the ____ day of _________, 2000.


         (SEAL)                               Signature /Anthony J. Fischer/
                                              ------------------------------
                                              Name of Registrant

                                              By /Anthony J. Fischer/
                                                 ---------------------------
                                                 Name of Sponsor

                                              By /Terence P. Smith/
                                                 ---------------------------
                                                 President

Attest: /Linda K. Coyne/
        ----------------------
        Name
        /Assistant Secretary/
        ----------------------
        Title